Exhibit 99.1
Trust Stamp Provides a Business Report and Financial Results for the Quarter and Period Ended
September 30, 2023 Including Positive EBITDA for Q3
November 7, 2023: Trust Stamp (Nasdaq: IDAI), the Privacy-First Identity Company ™ providing AI-powered trust and identity services used globally across multiple sectors, announced financial results and provided a business update for the quarter and period ended September 30, 2023 (“Q3 2023”).
Trust Stamp Chief Executive Officer Gareth N. Genner commented: “I am very pleased to report the progress made during this quarter and year to date. You will see that we have continued to execute effectively across all of our objectives and despite investing in our new salesforce, we have reduced selling, general, and administrative expenses by $3.11 million, or 34.54%, for nine months ended September 30, 2023 ("YTD 2023"), compared to nine months ended September 30, 2022 ("YTD 2022") and $1.23 million, or 37.42%, for Q3 2023, compared to Q3 2022. Not all of our cost rationalizations fully impacted the first three quarters, and we are continuing to implement efficiencies during fiscal 2023. Our balance sheet was further strengthened in Q3 by an investor exercising warrants yielding an additional $621 thousand in equity capital.”
“Additional financial institutions integrated with the Orchestration Layer via our channel partnership, bringing the total through that channel as at the date of our 10-Q filing to 35 financial institutions representing a fivefold increase in our financial institution customer base in the first nine months of 2023. We are delighted by this level of engagement, and based upon projections from our channel partner our internal target is a total of 45-50 financial institutions onboarded by year-end. As we have previously indicated, we are forecasting nominal revenue from these new customers in 2023 as the financial institutions integrate and roll-out both internally and with their end-users and we anticipate significant monthly recurring revenue starting in 2024. In addition to the 35 customers enrolled through the channel partnership, an existing S&P500 bank customer has also integrated with the platform and our first Orchestration Layer user (obtained through a direct sale) is already in full production and generating monthly recurring revenue with gross margins in excess of 84%."
“We have continued our investment in the creation of a direct sales force for our Orchestration Layer platform and we have directed a portion of the expense savings that we have achieved to that end. As of the date of this filing, Trust Stamp has staffed five Orchestration Layer account executives. In parallel, Trust Stamp recruited three sales development representatives to support the account executives, and has internally recruited to fill positions for marketing and technical sales representative roles to support the product's rollout. Trust Stamp continues recruitment of account executives and other related roles, and anticipates steady growth of the direct sales team throughout the balance of 2023 and in 2024. Each of these executives comes to us with substantial experience in the identity industry, a track record of personally generating sales, and in most cases, building and managing sales teams. We anticipate a substantial ROI from the sales executives onboarded. The speed of growth in the sales team is primarily constrained by cash management as we are budgeting a nine to twelve month carry period for the salaries and support costs of each executive before those ongoing costs are covered by banked revenue from their sales. We have already seen a meaningful increase in our sales pipeline from the new sales leaders onboarded and we anticipate contracted revenue in 2023 with significant banked revenue in 2024.”
Mr. Genner went on to comment: “We have invested heavily in research and development resulting in a strong and cutting-edge patent portfolio and an AI-powered technology stack. Although sales and marketing are becoming a larger percentage of our expenditure, we are continuing with targeted research and development where we believe it to be timely. We now have 17 patents issued, and an additional 16 patents pending including two patents approved but not yet issued, and we believe that our patent portfolio is a significant asset.”
Financial Performance Overview
Net revenue
During Q3 2023, Net revenue increased to $3.07 million, or 127.35% from Net revenue of $1.35 million for Q3 2022. During Q3 2023, the $3.07 million in Net revenue consisted of $2.51 million from IGS, $243 thousand from Mastercard, $186 thousand from an S&P 500 bank, and $127 thousand from various other customers. The majority of the increase in the Net revenue for the comparative periods relates to the termination of the September 15, 2022 Master Services Agreement with IGS ("IGS Contract") discussed in Liquidity and Capital Resources subsection below, which resulted in $2.51 million in Net revenue during Q3 2023, and the release from future contractual obligations for maintenance and upgrades. The Company is optimistic about future growth in the government sector and is actively engaged with potential strategic partners and identified opportunities.
During Q3 2023, the Company generated $139 thousand total revenue from customers using the Orchestration Layer including implementing the platform for 7 new enterprise customers onboarded through FIS. Since its launch in the third quarter of 2022, there have been 38 enterprise customers on the Orchestration Layer platform, including 35 financial institutions, as of September 30, 2023. Orchestration Layer's first enterprise customer is in full production and generating monthly recurring revenue with gross margins in excess of 84%. Finally, the Company's S&P 500 bank customer continued its transition to an augmented version of the SaaS platform during Q3 2023.
The Orchestration Layer is designed to be a one-stop-shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable SaaS model with low-code implementation.
The increases in Net revenue during Q3 2023 were offset by the September 23, 2021 U.S. Immigration and Customs Enforcement contract (“ICE Contract”) which produced $844 thousand in Net revenue during Q3 2022 and was subsequently terminated during fiscal year 2022.
Cost of services
Cost of services (“COS”) decreased by $290 thousand or 54.76% for Q3 2023, compared to Q3 2022. The decrease over the comparison periods was primarily driven by the costs related to servicing requirements from the ICE Contract. ICE Contract-related COS for Q3 2022, were $269 thousand, including vendor and other miscellaneous costs as well as direct labor costs, versus $0 during Q3 2023 (as a result of the ICE Contract being terminated in 2022).
After adjusting the COS for ICE Contract, COS was reduced by $21 thousand despite onboarding 29 new enterprise customers during the YTD 2023 and is a result of the lower marginal costs that are inherent in SaaS platforms such as the Orchestration Layer.
Research and development
Research and development (“R&D”) expenses decreased by $173 thousand, or 22.19% for Q3 2023, compared to Q3 2022. The decrease in R&D expense during Q3 2023 was driven by a decrease in the Company’s R&D team which reduced from 64 full-time equivalents ("FTE") for Q3 2022 to 50 FTE for Q3 2023.
In addition, R&D costs decreased for Q3 2023 due to a reduction in outsourced software development as the Company continued to transition this work internally.
Selling, general, and administrative expenses
Selling, general, and administrative expense (“SG&A”) decreased by $1.23 million, or 37.42%, for Q3 2023, compared to Q3 2022. The decrease in SG&A expense was driven mostly by the reductions in global headcount and associated overhead as result of the company's cost cutting initiatives. Headcount reductions were 14.00%, from 100 FTE for Q3 2022 compared to 86 FTE for Q3 2023. In effect, salaries, bonus and stock-based compensation, related payroll costs, and sales commissions reduced by $738 thousand for Q3 2023 compared to Q3 2022.
Other notable reductions in SG&A for Q3 2023 included a $681 thousand combined reduction due to decreases in costs related to carrying mobile hardware assets, corporate travel, management consulting and training, rent expense, marketing expense, and subscription fees as direct result of the company's recent non-personnel cost cutting initiative, offset by various increases including $180 thousand for legal and professional services.
Operating loss
The Company’s Operating loss decreased by $3.42 million or 99.36% for Q3 2023, compared to Q3 2022. The increase in Net revenue of $1.72 million or 127.35% was chiefly due to the recognition of IGS nonrefundable license revenue. Additionally, there was a $1.70 million or 35.56% reduction in operating expenses as a result of various cost cutting measures initiated during fiscal years 2022 and 2023 that have outpaced the reduction in Net revenue, thereby producing desirable margin growth and greater company efficiency.

Net loss
Net loss decreased by $3.40 million to $35 thousand, or $(0.00) per basic and diluted share, for Q3 2023, compared to a net loss of $3.44 million, or $0.75 per basic and diluted share, for Q3 2022.
Liquidity and capital resources
As of September 30, 2023, and December 31, 2022, the Company had approximately $3.18 million and $1.25 million cash in its banking accounts, respectively. Total stockholders’ equity was $4.23 million as of September 30, 2023, compared to $625 thousand as of December 31, 2022. As previously announced, the Company completed a registered direct offering in April 2023 and June 2023 for combined gross proceeds of $7.47 million. Additionally, On August 18, 2023, the institutional investor exercised warrants for 270,000 shares of Class A Common Stock for total proceeds of $621 thousand.
The majority of the increase in the Net revenue for the comparative periods relates to the termination of the IGS Contract which resulted in $2.51 million in Net revenue during Q3 2023 and the release from future contractual obligations for maintenance and upgrades as a result of the termination of the IGS Contract.
A copy of the Company’s year-end report on Form 10-Q for the nine months ended September 30, 2023, has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.
About Trust Stamp
Trust Stamp, the Privacy-First Identity Company ™, is a global provider of AI-powered identity services for use in multiple sectors, including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.
Located in seven countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI). The Company was founded in 2016 by Gareth Genner and Andrew Gowasack.
Safe Harbor Statement: Caution Concerning Forward-Looking Remarks
All statements in this release that are not based on historical fact are “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

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